EXHIBIT 99.1

Cedar REALTY TRUST ANNOUNCES RECEIPT OF

NYSE CONTINUED LISTING STANDARD NOTICE

Port Washington, New York – May 4, 2020 – Cedar Realty Trust, Inc. (NYSE: CDR) (the “Company”) announced today that it received a letter from the New York Stock Exchange (the “NYSE”) dated April 28, 2020, notifying the Company that the average closing price of its common stock over the prior 30-consecutive trading day period was below $1.00 per share, the minimum average share price required to maintain listing on the NYSE. Due to unprecedented market-wide declines as a result of the ongoing COVID-19 pandemic, the NYSE notice advised that the Company has until December 31, 2020 to regain compliance with the minimum share price requirement.

The Company will return to compliance if, on the last trading day of a calendar month any time during the cure period, the closing price of its common stock is at least $1.00 and the average closing price over the 30 consecutive trading-day period ending on such last trading day of such month is at least $1.00 per share.  The Company will continue to monitor the closing price of its common stock and consider available options if it appears unlikely that the minimum share price requirement will be satisfied by December 31, 2020. As necessary or desirable, the Company will consider implementing a reverse stock split of its common stock that would result in the price exceeding $1.00 per share and remaining above that level for at least the following 30 trading days before the end of the cure period. Such a reverse stock split would not require a stockholders’ vote.

During the cure period, the common stock will continue to be listed and trade on the NYSE, subject to compliance with other continued listing requirements. Under NYSE rules, the trading symbol for the common stock, “CDR”, will have an added designation of “.BC” to indicate that the status of the common stock is “below criteria” with the NYSE continued listing standards. The “.BC” indicator will be removed if and at such time as the Company regains compliance.

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust which focuses on the ownership, operation and redevelopment of grocery-anchored shopping centers in high-density urban markets from Washington, D.C. to Boston. The Company’s portfolio (excluding properties treated as “held for sale”) comprises 56 properties, with approximately 8.3 million square feet of gross leasable area.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company's website at www.cedarrealtytrust.com.

Forward-Looking Statements

Statements made in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance and outcomes to differ materially from those expressed or implied in forward-looking statements. Factors which could cause actual results to differ materially from current expectations include, among others:  risks related to the impact of COVID-19 on our business and the business of our tenants and the economy generally, adverse general economic conditions in the United States and uncertainty in the credit and retail markets; financing risks, such as the inability to obtain new financing or refinancing on favorable terms as the result of market volatility or instability; risks related to the market for retail space generally, including reductions in consumer spending, variability in retailer demand for leased space, tenant bankruptcies, adverse impact of internet sales demand, ongoing consolidation in the retail sector and changes in economic conditions and consumer confidence; risks endemic to real estate and the real estate industry

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generally; the impact of the Company's level of indebtedness on operating performance; inability of tenants to meet their rent and other lease obligations; adverse impact of new technology and e-commerce developments on the Company's tenants; competitive risk; risks related to the geographic concentration of the Company's properties in the Washington D.C. to Boston corridor; the effects of natural and other disasters; and the inability of the Company to realize anticipated returns from its redevelopment activities. Please refer to the documents filed by Cedar Realty Trust, Inc. with the SEC, specifically the Company's Annual Report on Form 10-K for the year ended December 31, 2019, as it may be updated or supplemented in the Company's Quarterly Reports on Form 10-Q and the Company's other filings with the SEC, which identify additional risk factors that could cause actual results to differ from those contained in forward-looking statements.

Contact Information:

Cedar Realty Trust, Inc.

Philip R. Mays

Executive Vice President, Chief Financial Officer and Treasurer

(516) 944-4572

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